EXHIBIT 17



                                                    August 23, 2005


Gridline Communications Holdings Inc.
Attn: Board of Directors
14090 Southwest Frwy., Suite 300
Sugarland, TX 77478

         Re:      Resignation from Board of Directors

Dear Board Members:

         I hereby resign my positions as Secretary and Chairman of the Board of Directors of Gridline Communications Holdings Inc., effective immediately. My business and career is dedicated to encouraging the growth and expansion of development stage companies and as Gridline continues its transformation from a development stage organization to an established telecommunications technology company it is time for me to pursue other opportunities.

         It has been a pleasure serving as an officer and board member of Gridline and I look forward to continuing to serve the company as a consultant. I wish the company the best of luck and much success in its continued growth and expansion.


                                                        Very truly yours,

                                                        /s/ Duncan E. Wine

                                                        Duncan E. Wine